As filed with the Securities and Exchange Commission on February 28, 2014

Registration No. 333-25125

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rowan Companies plc

(Exact name of issuer as specified in its charter)

England and Wales	98-1023315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2800 Post Oak Boulevard, Suite 5450 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

LETOURNEAU, INC.

SAVINGS AND INVESTMENT PLAN

(Full title of the plan)

Melanie M. Trent

Senior Vice President, Chief Administrative Officer and Company Secretary

Rowan Companies plc

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

(713) 621-7800

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-25125) (as amended, this “Registration Statement”) is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Rowan Companies plc, a public limited company formed under English law (“Rowan UK”), as the successor issuer to Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”), following a merger transaction (the “Merger”) pursuant to an agreement and plan of merger and reorganization whereby Rowan UK became the parent company of the Rowan group of companies and our place of incorporation was effectively changed from Delaware to the United Kingdom. In conjunction with the Merger, holders of the common stock of Rowan Delaware, par value $0.125 per share (“Common Stock”), received (on a one-for-one basis) Class A Ordinary Shares of Rowan UK, par value $0.125 per share. The Class A Ordinary Shares of Rowan UK were registered under the Securities Act pursuant to a registration statement on Form S-4 (File No. 333-179749) filed by Rowan UK, which was declared effective by the Securities and Exchange Commission on March 5, 2012. Rowan UK expressly adopts this Registration Statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Post-Effective Amendment No. 1 is being filed, in accordance with the undertaking required by Item 512(a)(3) of Regulation S-K, to deregister all of the shares of Common Stock of Rowan Delaware and plan interests previously registered for issuance under the LeTourneau Technologies, Inc. Savings and Investment Plan (formerly known as the LeTourneau, Inc. Savings and Investment Plan and herein referred to as the “Plan”) that have not heretofore been issued pursuant to the Registration Statement. Effective as of June 22, 2011, the Rowan Companies Stock Fund under the Plan was liquidated, and the plan sponsorship was transferred to the acquirer of LeTourneau Technologies, Inc. This Post-Effective Amendment No. 1 terminates the offering of all securities pursuant to the Registration Statement, and thereby terminates the reporting and disclosure obligations of the Plan under the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 28th day of February 2014.

Rowan Companies plc

By:	/s/ W. Matt Ralls
W. Matt Ralls Chief Executive Officer and Director